                                                                  Exhibit (B)(1)

                                  CONFIDENTIAL

                                 August 5, 2002




Gryphon Partners II, L.P.                Cadigan Investment Partners
One Embarcadero Center, Suite 2750       712 Fifth Avenue, 45/th/ Floor
San Francisco, CA 94111                  New York, NY 10019

Attention: Jeff Ott and Joshua Donfeld   Attention: Peri Navab and David Luttway


         Re: Socrates

Gentlemen:

         You have advised us that Gryphon Partners II, L.P. ("Gryphon"), Cadigan Investment Partners, Inc. ("Cadigan"), certain of their respective affiliates and other investors satisfactory to us (the "Equity Investors") intend, through a wholly-owned subsidiary (the "Acquisition Sub"), to acquire all of the outstanding shares (the "Acquisition") of a publicly-traded education services company given the code name Socrates (the "Company"). You have also advised us that in connection with such transaction, certain existing indebtedness of the Company will be refinanced (the "Refinancing") and related fees and expenses (the "Fee and Expense Payments") will be paid. The Acquisition, Refinancing, Fee and Expense Payments and other related transactions are collectively referred to herein as the "Transaction". The approximate amounts to be expended in connection with the Transaction are set forth in the Sources and Uses Table attached as Schedule I to the Summary of Terms, Senior Secured Credit Facilities (the "Senior Term Sheet") attached hereto as Annex A. The term "Credit Parties" as used herein refers collectively to the Company, Acquisition Sub and all subsidiaries of such companies after giving effect to the consummation of the Transaction.

         We understand that the total cash proceeds required to consummate the Transaction will be approximately $108.9 million, which will be provided by the proceeds of the following: (i) the $50 million Senior Secured Credit Facilities described on the Senior Term Sheet (the "Senior Credit Facilities"), (ii) the $20 million senior subordinated loans (the "Subordinated Loans" and, together with the Senior Credit Facilities, the "Credit Facilities") described on the Summary of Terms, Senior Subordinated Loans (the "Subordinated Term Sheet" and, together with the Senior Term Sheet, the "Term Sheets") attached hereto as Annex B, (iii) the issuance of common equity to the Equity Investors (the "Equity Financing"), and (iv) the assumption of the existing Socrates subordinated seller notes in the aggregate principal amount of $1.7 million (the "Seller Notes"). The approximate amounts of the Senior Credit Facilities, the Subordinated Loans, the Equity Financing and the Seller Notes are set forth in
Schedule I to the Senior Term Sheet.

         BNP Paribas is pleased to inform you that it hereby commits to provide the entire principal amount of the Credit Facilities and to act as the sole and exclusive administrative agent (the "Administrative Agent") for the Credit Facilities. BNP Paribas Securities Corp., an affiliate of BNP Paribas, is willing to act as sole and exclusive lead arranger and book manager (the "Lead Arranger") and to use its reasonable commercial efforts to arrange for a syndicate of financial institutions and other "accredited investors" (as defined in SEC regulations; each such financial institution and accredited investor, including BNP Paribas, being a "Lender" and, collectively, the "Lenders") to participate in the Credit Facilities. Our fees for such services are set forth in the accompanying confidential fee letter (the "Fee Letter"). BNP Paribas is satisfied with the results of its diligence investigation of the Company to date. The foregoing commitment and all undertakings and agreements hereunder are expressly subject to (i) BNP Paribas not becoming aware of any information relating to conditions or events not previously disclosed to BNP Paribas or constituting new information or additional developments concerning conditions or events previously disclosed to BNP Paribas which, in its judgment, is inconsistent with the information theretofore provided to BNP Paribas and which BNP Paribas reasonably deems materially adverse in respect of the condition (financial or otherwise), business, operations, debt service capacity, properties, assets, accounting treatment, liabilities (including environmental liabilities ) or prospects of the Credit Parties, (ii) no material adverse change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties, Projections or prospects of the Credit Parties taken as a whole since June 30, 2001, (iii) no material disruption or material adverse change in the financial or capital markets generally or in the market for syndicated credit facilities that could in the sole discretion of the Lead Arranger be expected to materially adversely affect the syndication of the Credit Facilities, (iv) the satisfaction of the terms and conditions of this letter, the annexes and schedules hereto, the Term Sheets (together, this "Commitment Letter") and the Fee Letter in a manner acceptable to us, and (v) the absence of any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of any of the Credit Parties.

         The Lead Arranger will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders, any titles offered to potential Lenders and the amount and distribution of fees among the Lenders. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth in the Senior Term Sheet, the Subordinated Term Sheet and the Fee Letter will be paid in connection with the Credit Facilities unless you and we shall so agree. You agree actively to assist the Lead Arranger in completing a syndication satisfactory to it. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending and investment banking relationships of the Credit Parties, (ii) your using reasonable efforts to make certain members of the management of the Credit Parties, as well as its consultants and advisors, available during regular business hours to answer questions regarding the Credit Facilities, (iii) the Credit Parties providing or causing to be provided to us all information reasonably deemed necessary by us to complete syndication and the Credit Parties assisting in the preparation of a confidential informational memorandum to be used in connection with the syndication and (iv) the hosting by the Credit Parties of meetings with prospective Lenders. You further agree that BNP Paribas' commitment hereunder is conditioned upon the satisfaction of the foregoing requirements on or before September 15, 2002.

         You hereby represent that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is or will be, in the case of Information made available after the date hereof, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections concerning the Credit Parties that have been or are hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the transactions contemplated hereby (the "Projections") have been or will be, in the case of Projections made available after the date hereof, prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Credit Facilities, the Lead Arranger will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until the initial funding under a definitive financing agreement and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

         You hereby agree to pay our reasonable costs and expenses (including the reasonable fees and expenses of counsel (including allocated costs of internal counsel), reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses, including without limitation syndication expenses) incurred before or after the date of this Commitment Letter arising in connection with this Commitment Letter, the definitive financing agreement, the syndication of the Credit Facilities and the other transactions contemplated hereby, provided that any costs, expenses, professional fees and out-of-pocket expenses incurred by Gryphon and Cadigan in connection with the transactions contemplated hereby are reimbursed. You hereby further agree to indemnify and hold harmless the Administrative Agent, the Lead Arranger and each Lender (including BNP Paribas) and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which an indemnified person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction and the other transactions contemplated hereby or any similar transaction, this Commitment Letter, the Fee Letter, the extension of the financing contemplated hereby, the Credit Facilities, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated hereby, and to reimburse each indemnified person for any

                                       3

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reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you, any of the Credit Parties or any third party and any such indemnified person, and whether or not any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not apply to the extent that it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such indemnified person. The obligations to indemnify each indemnified person and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Credit Facilities. No indemnified person shall be responsible or liable to any other party or any other person for any indirect, consequential or special damages. The foregoing provisions of this paragraph shall be in addition to any rights that any indemnified person may have at common law or otherwise.

         As you know, BNP Paribas or its affiliates may from time to time effect transactions, for its own account or for the accounts of customers, and may hold positions in loans, options on loans, securities and options on securities, of companies that may be the subject of the transactions contemplated by this Commitment Letter or otherwise relate to the Company or any of its subsidiaries.

         This Commitment Letter and the Fee Letter are intended solely for your benefit and nothing in this Commitment Letter or the Fee Letter, express or implied, shall give any person other than the parties hereto, any beneficial or legal right, remedy or claim hereunder. Neither this Commitment Letter nor the Fee Letter are assignable by you, and neither may be relied upon by any other person or entity. Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party's accountants, attorneys and other advisors, and, in the case of BNP Paribas and the Lead Arranger, their affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, any of the parties hereto may make such disclosures of this Commitment Letter as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure. We hereby consent to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to the Credit Parties and their financial and legal advisors for their use in connection with their evaluation of your proposal for the Transaction. If this Commitment Letter and the Fee Letter are not accepted by you as

                                        4

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provided for below, you are to immediately return this Commitment Letter and the
Fee Letter (and any copies hereof and thereof) to the undersigned or confirm to the undersigned that they have been destroyed.

         Our offer will terminate on August 7, 2002, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter to BNP Paribas Merchant Banking at 787 Seventh Avenue, New York, New York 10019, attention Michael Finkelman. The commitments herein provided for will also expire at the earliest of (i) the termination of the acquisition agreement in respect of the Transaction (the "Acquisition Agreement"); (ii) the closing of the Transaction without the use of the Credit Facilities; or (iii) the close of business on the earlier of the date which is one hundred twenty
(120) days after the date of the Acquisition Agreement or December 31, 2002, if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitments pursuant to this paragraph.

         THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. Each of the undersigned parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of or in connection with, this commitment letter, the annexes and schedules hereto and the fee letter, and any course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection herewith or therewith. The parties hereto submit to the nonexclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby. This Commitment Letter and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                  [Remainder of page intentionally left blank]

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         We appreciate having been given the opportunity by you to be involved in this transaction.

                                               Very truly yours,

                                               BNP PARIBAS

                                               By:      /s/ Michael Finkelman
                                                        ------------------------
                                               Title:   Managing Director


                                               By:      /s/ Richard Cohen
                                                        ------------------------
                                               Title:   Vice President



                                               BNP PARIBAS SECURITIES CORP.

                                               By:      /s/ Michael Finkelman
                                                        ------------------------
                                               Title:   Managing Director


                                               By:      /s/ Durant D. Schwimmer
                                                        ------------------------
                                               Title:   Managing Director

AGREED AND ACCEPTED
this 5th day of August, 2002

GRYPHON PARTNERS II, L.P.

By:      /s/ Jeff Ott
         --------------------

Date:    8/5/02
         --------------------

CADIGAN INVESTMENT PARTNERS

By:      /s/ David Luttway
         --------------------

Date:    8/5/02
         --------------------
                                        7

                                     ANNEX A

                                SUMMARY OF TERMS
                        SENIOR SECURED CREDIT FACILITIES

The following summarizes selected terms of certain senior secured credit facilities (the "Senior Credit Facilities") to be utilized in connection with the proposed acquisition of all of the outstanding shares (the "Acquisition") of a publicly-traded education services company given the code name Socrates (the "Company") by Gryphon Partners II, L.P., Cadigan Investment Partners, Inc. and certain of their respective affiliates and other investors satisfactory to BNP Paribas (the "Equity Investors").

This Summary of Terms is intended merely as an outline of certain of the material terms of the Senior Credit Facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Senior Credit Facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the commitment letter (the "Commitment Letter") to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

I.       THE SENIOR CREDIT FACILITIES

Borrower:                       The Equity Investors will form a corporation
                                (the "Borrower") that will acquire all of the outstanding stock of and be merged with and into the Company, with the Company being the surviving corporation and becoming the Borrower under the Senior Credit Facilities. The Borrower shall be a wholly-owned subsidiary of a newly-formed holding company (the "Parent") which Parent will have no assets or business other than holding the stock of the Borrower.

Guarantors:                     The Parent and all existing and future
                                subsidiaries of the Borrower (the "Guarantors");
                                provided, however, that non-U.S. subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax liabilities for the Credit
                                Parties.

Lead Arranger and               BNP Paribas Securities Corp.(the "Lead
Book Manager:                   Arranger").

Administrative                  BNP Paribas (the "Administrative Agent").
Agent for the
Lenders:

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Syndication Agent and/or        At the Lead Arranger's option, financial
Documentation Agent:            institutions to be identified by the Lead
                                Arranger which are acceptable to the Borrower and the Lead Arranger (the "Syndication Agent" and the "Documentation Agent", respectively, and together with the Administrative Agent, the "Agents").

Lenders: BNP Paribas and a syndicate of financial institutions and other accredited investors to be selected by the Lead Arranger and reasonably acceptable to the Borrower (the "Lenders").

Closing Date:                   The date the initial loans are made under
                                the Senior Credit Facilities (not later than
                                November 15, 2002).

Type and Amount:                The Senior Credit Facilities shall consist of
                                the Term Loan Facility and the Revolving Credit
                                Facility.

                                Term Loan Facility. The Term Loan Facility will be made available in a single borrowing on the Closing Date. Once repaid, the Term Loans made under the Term Loan Facility may not be reborrowed. Term Loans will have a final maturity date of June 30, 2008 and be in an original principal amount of up to $35 million. Quarterly amortization will be required in the following amounts:

                                         Quarter Ended           Amortization
                                         -------------           ------------

                                         12/31/2002              $437,500
                                         03/31/2003              $437,500
                                         06/30/2003              $437,500
                                         09/30/2003              $875,000
                                         12/31/2003              $875,000
                                         03/31/2004              $875,000
                                         06/30/2004              $875,000
                                         09/30/2004              $1,312,500
                                         12/31/2004              $1,312,500
                                         03/31/2005              $1,312,500
                                         06/30/2005              $1,312,500
                                         09/30/2005              $1,750,000
                                         12/31/2005              $1,750,000
                                         03/31/2006              $1,750,000
                                         06/30/2006              $1,750,000
                                         09/30/2006              $2,187,500
                                         12/31/2006              $2,187,500
                                         03/31/2007              $2,187,500
                                         06/30/2007              $2,187,500
                                         09/30/2007              $2,296,875

                                       A-2

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                                     12/31/2007                   $2,296,875
                                     03/31/2008                   $2,296,875
                                     06/30/2008                   $2,296,875

                                Revolving Credit Facility. The Revolving Credit Facility will mature on June 30, 2008 and be in an original principal amount of up to $15 million under which revolving loans may be made and under which letters of credit may be issued up to a sublimit to be agreed upon, provided that the Borrower shall have not less than $3 million of availability after giving effect to any proposed borrowing or issuance under the Revolving Credit Facility. Availability under the Revolving Credit Facility shall be determined after giving effect to all existing commitments of Borrower for future capital expenditures.

Purpose: A description of the sources and uses of the funds used to consummate the Transaction is set forth in the Sources and Uses Table attached as
                                Schedule I hereto. In addition, the Revolving Credit Facility will provide for the working capital requirements and other corporate purposes of the Credit Parties after the consummation of the Transaction. As used herein, "Transaction" shall refer to the Acquisition, refinancing of existing indebtedness, fee and expense payments, each as described in such
                                Schedule I, and to the other transactions contemplated hereby.

Security:                       The Senior Credit Facilities will be secured by
                                first priority perfected liens on all existing and after-acquired property (tangible and intangible) of the Borrower and the Guarantors, including without limitation all accounts receivable, inventory, equipment, intellectual property and other personal property, and all real property, whether owned or leased, and a pledge of the capital stock of, the Borrower and the Guarantors, subject to such customary exceptions as may be agreed upon; provided, however, that no more than 66.0% of the equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax liabilities for the Credit Parties.

                                The foregoing security shall ratably secure the Senior Credit Facilities and any permitted interest rate swap, foreign currency swap or similar hedging arrangements between the Credit Parties and a Lender or its affiliates under the Senior Credit Facilities.

                                Negative pledge on all assets of the Credit
                                Parties, subject to customary permitted liens to be agreed upon.

Interest Rates:                 All amounts outstanding under the Senior Credit
                                Facilities shall bear

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                                interest, at the Borrower's option, at the Base
                                Rate or at the reserve adjusted Eurodollar Rate plus, in each case, an applicable margin as set forth on Schedule II attached hereto.

Interest Payments:              Quarterly for Base Rate Loans; on the last day
                                of selected interest periods (which shall be 1, 2, 3 and, if available to all Lenders, 6 months) for Eurodollar Loans (and at the end of every three months, in the case of interest periods of longer than three months) and upon prepayment;
                                provided, however, that in no event shall more than 7 interest periods be outstanding at any time. In the case of Base Rate Loans, interest shall be payable in arrears on a 365-day basis.
                                In the case of Eurodollar Loans, interest shall be payable in arrears on a 360-day basis for the actual days elapsed.

Interest Rate                   Within 90 days after the Closing Date, the
Protection:                     Borrower will obtain interest rate protection,
                                pursuant to interest rate swaps, caps or other similar arrangements satisfactory to the
                                Administrative Agent, against increases in interest rates with respect to a notional amount equal to not less than 50.0% of the Term Loans outstanding on the Closing Date, such arrangements to remain in effect for a period of not less than three years after the Closing
                                Date.

Letter of Credit                A letter of credit fee equal to the applicable
Fees:                           margin for Eurodollar Loans under the Revolving
                                Credit Facility, which shall be shared by all Lenders having commitments under the Revolving
                                Credit Facility, and a fronting fee equal to 0.25% per annum, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit and payable quarterly in arrears. Customary drawing and amendment fees will be charged by each issuing Lender.

Commitment Fees:                Commitment fees equal to 0.50% per annum times
                                the daily average unused portion of the
                                Revolving Credit Facility (after giving effect to outstanding letters of credit thereunder) shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit
                                Facility.

Voluntary                       The Senior Credit Facilities may be prepaid in
Prepayments and                 whole or in part upon not less than 5 business
Commitment                      days notice without premium or penalty
Reductions:                     (Eurodollar Loans prepayable only on the last
                                days of related interest periods or upon payment of any breakage costs) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied to the scheduled installments thereof on a pro rata basis.

Mandatory                       Subject to certain exceptions to be agreed upon,
Prepayments and                 the Senior Credit Facilities will be prepaid by
Commitment                      an amount equal to: (i) 100% of the net cash
Reductions:                     proceeds of all asset dispositions by the Credit
                                Parties, (ii) all insurance, casualty loss and condemnation proceeds to the extent not used for the purpose of replacing or repairing the assets subject to the claim, (iii) 100% of the net cash proceeds from the issuance of debt by the Credit
                                Parties, (iv) 100% of the net cash proceeds from the issuance of equity by the Credit Parties and
                                (iv) 75.0% of Excess Cash Flow (to be defined in a manner mutually acceptable to the parties) for each fiscal year.

                                All such amounts shall be applied first to the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder. All such mandatory prepayments of the Term Loan Facility shall be applied to the remaining scheduled installments thereof on a pro rata basis.

Representations                 Customary and appropriate for financings of this
and Warranties:                 type (with customary and standard exceptions,
                                baskets and qualifications and additional exceptions, baskets and qualifications mutually agreed to between the parties), including without limitation due organization and authorization, enforceability, financial statements and condition, undisclosed liabilities, no material adverse changes, title to properties, liens, litigation, payment of taxes, compliance with laws and regulations, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Senior Credit Facilities, full disclosure, and the accuracy of all representations and warranties in the definitive documents related to the Transaction.

Covenants:                      Customary and appropriate affirmative and
                                negative covenants for financings of this type
                                (with customary and standard exceptions and baskets and additional exceptions and baskets mutually agreed to between the parties), including without limitation provisions for timely reporting of financial results, GAAP financial statements, covenants limiting other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions, payments on subordinated debt and stock repurchases), mergers and acquisitions, sales of assets, capital expenditures, new charter schools, payment of management fees, transactions with affiliates and conduct of business. Financial performance covenants shall include a minimum fixed charge coverage test, a minimum interest coverage test, a minimum

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                                EBITDA test, and a maximum leverage test.

Events of Default:              Customary and appropriate for financings of this
                                type (subject to customary and appropriate baskets and grace periods), including without limitation failure to make principal or interest payments when due, non-payment of fees or other amounts, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, material adverse change and "changes of control"
                                (to be defined in a mutually agreed upon manner).

Conditions to All               In addition to the conditions precedent to the
Borrowings:                     initial funding of the Senior Credit Facilities
                                described below, the conditions to all
                                borrowings will include requirements relating to prior written notice of borrowing, minimum availability under the Revolving Credit
                                Facility, the accuracy of representations and warranties, and the absence of any event of default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

Indemnification:                The Borrower shall indemnify the Lead Arranger,
                                Agents, each Lender and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

Assignments/                    The Lenders may assign all or in acceptable
Participations:                 minimum amounts any part of their shares of the
                                Senior Credit Facilities to their affiliates, to other Lenders, or to one or more financial institutions that are eligible assignees (to be defined) which are acceptable to the Borrower
                                (unless a default has occurred and is
                                continuing) and the Administrative Agent, such consent not to be unreasonably withheld. The
                                Lenders will have the right to sell
                                participations, subject to customary limitations on voting rights, in their shares of the Senior
                                Credit Facilities.

Waivers and                     Amendments and waivers will require the approval
Amendments:                     of the Lenders holding in the aggregate more
                                than 50.0% of the loans and commitments under the Senior Credit Facilities provided that the consent of each Lender directly affected thereby shall be required for (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions or reductions of interim scheduled payments, (iv) extensions of final scheduled maturities or times for payment of interest or fees, (v) releases of all or substantially all the collateral and (vi) releases of all or substantially all of the Guarantors.

Taxes, Reserve                  All payments are to be made free and clear of
Requirements and                any present or future taxes (other than
Indemnities:                    franchise taxes and taxes on overall net
                                income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                                The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and               The Borrower will submit to the non-exclusive
Jurisdiction:                   jurisdiction and venue of the federal and state
                                courts of the State of New York and will waive any right to trial by jury. New York law shall govern the definitive loan documents.


Lead Arranger's                 O'Melveny & Myers LLP.
and Administrative
Agent's Counsel:


II.      INITIAL CONDITIONS PRECEDENT

The commitments of the Lenders are subject to the satisfaction of conditions precedent deemed appropriate by the Lead Arranger for financings of this type, including without limitation the following:

Transaction Structure           The structure utilized to consummate the
and Documentation:              Transaction and the definitive documentation
                                relating thereto (the "Definitive Transaction
                                Documents") shall be in form and substance satisfactory to the Lead Arranger. The
                                Definitive Transaction Documents shall be in full force and effect and in compliance in all material respects with applicable laws and regulations. The Transaction shall have become effective and all aspects of the Transaction shall have been consummated in accordance with the Definitive Transaction Documents and
                                Schedule I attached hereto and no provision of the Definitive Transaction Documents shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Lead Arranger.

Corporate Structure, etc.:      The corporate, capital and ownership structure,
                                shareholders' agreements and senior management of Credit Parties (before and after the Transaction) shall be satisfactory to the Lead
                                Arranger in all respects.

Senior Credit Facilities        The definitive documentation evidencing the
Documentation:                  Senior Credit Facilities (the "Definitive
                                Financing Documents") shall be prepared by counsel to the Lead Arranger and shall be in form and substance satisfactory to the Lead
                                Arranger and the Lenders and shall have been executed and delivered by the Credit Parties.
                                Such Definitive Financing Documents shall include (i) customary closing documentation, including without limitation legal opinions, officers' certificates, solvency opinions or certificates, resolutions, corporate and public records and the like, (ii) such documentation and actions as may be necessary to create a perfected, first priority lien in the collateral described under "Security" above, subject to customary permitted liens to be agreed upon, and
                                (iii) such other documentation as is customarily delivered in connection with security interests in real property including, if requested by the Lead Arranger, appraisals, the foregoing to be in form and substance satisfactory to the Lead
                                Arranger.

Subordinated Loans:             The Borrower shall have received cash proceeds
                                from the issuance of $20.0 million of the Subordinated Loans. The Subordinated Loans shall be unsecured and shall have no scheduled principal payments payable prior to the date which is one year after the final maturity of the Senior Credit Facilities. In addition, the interest rate, covenants, defaults, subordination provisions, remedies and all other terms of the Subordinated Loans shall be satisfactory to the Lead Arranger and the Lenders. All such negative covenants and defaults shall be less restrictive than those contained in the Definitive Financing Documents.

Equity Capitalization:   The Parent shall have received cash proceeds from the
                         issuance of its common stock to the Equity Investors, management of the Credit Parties and other investors satisfactory to the Lead Arranger in an amount not less than $45.1 million, all of which cash proceeds shall have been contributed as cash common equity to the Borrower and the terms and conditions of such common stock shall be satisfactory to the Lead Arranger. Upon consummation of the Transaction, the Equity Investors shall, directly or indirectly, hold 100% of the ownership interest of the Parent.

Existing Debt:           The refinancing of the existing debt of Borrower shall
                         have been consummated, all existing debt shall have been repaid in full and all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Lead Arranger, and no other existing indebtedness of the Credit Parties shall remain outstanding other than certain existing indebtedness to be mutually agreed to (including, without limitation, the Seller Notes); provided that the covenants, defaults, subordination provisions, remedies and all other terms of the Seller Notes shall be satisfactory to the Lead Arranger and the Lenders.

Certain Approvals and    All governmental, shareholder and third party approvals
Agreements:              necessary or advisable in connection with the
                         Transaction, the financings contemplated hereby and the continuing operations of the business of the Credit
                         Parties, including without limitation the sale or closure of any schools, if applicable, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof and no law or regulation shall be applicable which could reasonably be expected to have such effect.

Transaction Expenses:    Administrative Agent shall have received satisfactory
                         evidence that the fees and expenses (including "Other
                         One Time Costs" (to be defined)) to be incurred in connection with the Transaction and the related financings will not exceed $10.4 million in the aggregate or such other threshold mutually agreed to between the parties.

Fees and Expenses:       All fees and expenses to be paid on or prior to the
                         Closing Date
                            to the Administrative Agent or other Agents, the Lead Arranger and the Lenders shall have been paid in full.

Financial Statements:       The Lead Arranger and the Lenders shall have
                            received and been satisfied with (i) audited financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 2002 and (ii) a pro forma balance sheet of the Credit
                            Parties as of the Closing Date and a pro forma income statement of the Credit Parties for the twelve months ending on the Closing Date, giving effect to the Transaction and the financings contemplated hereby; all of the foregoing to be (x) substantially consistent with any financial statements for the same periods delivered to the Lead Arranger prior to July 5, 2002 and, in the case of any such financial statements for subsequent periods, substantially consistent with any projected financial results for such periods delivered to the Lead Arranger prior to July 5, 2002 and (y) in the case of the yearly statements and the pro forma statements, prepared and audited or reviewed by a nationally recognized accounting firm acceptable to Lead Arranger.

Due Diligence:              The Lead Arranger and the Lenders shall have
                            completed and be satisfied with the results of (i) their legal and environmental due diligence investigations of the Credit Parties and (ii) their review of the renewal prospects of the Franklin
                            Towne Charter High School and Philadelphia Charter
                            Academy charter school contracts. The Lead Arranger and the Lenders shall have received any information reasonably necessary to conduct such due diligence.

No Material Adverse         There shall have occurred no material adverse change
Change:                     in the business, assets, condition (financial or
                            otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties, projections or prospects of the Credit
                            Parties taken as a whole since June 30, 2001 or in the facts and information as represented to date.

Litigation:                 There shall not be pending or threatened any action,
                            suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a material adverse effect on the Transaction, the Credit Parties, the Senior Credit Facilities or any of the other transactions contemplated hereby.

Closing Date Certificate:   On the Closing Date, the Borrower shall deliver to
                            the Lead Arranger and the Lenders a Closing Date
                            Certificate signed by the

                            Borrower's chief financial officer, demonstrating in reasonable detail pro-forma trailing twelve-month EBITDA (with adjustments to be agreed upon for nonrecurring items) for the twelve-month period ended September 30, 2002 of at least $14.7 million.

Financial and Capital       There shall not exist any material disruption or
Markets:                    material adverse change in the financial or capital
                            markets generally or in the market for syndicated credit facilities or subordinated loans that could in the sole discretion of the Lead Arranger be expected to materially adversely affect the syndication of the Senior Credit Facilities.

                                   SCHEDULE I

                             SOURCES AND USES TABLE
                                 ($ in Millions)


Sources
-------

Term Loan Facilities                                              $   35
Revolving Credit Facility (Funded at Closing)/1/                  $    2
Senior Subordinated Loans                                         $   20
Assumption of Existing Seller Notes                               $  1.7
Equity Financing                                                  $ 50.2

                                                                  ------
                                     Total Sources                $108.9

Uses
----
Purchase Price                                                    $ 59.4
Refinance Existing Debt                                           $ 37.4
Assumption of Existing Seller Notes                               $  1.7
Other One-Time Costs                                              $  1.5
Fees and Expenses                                                 $  8.9

                                                                  ------
                                     Total Uses                   $108.9


---------------------
/1/  Total Revolving Credit Facility of $15 million.

                                   SCHEDULE II

Subject to the provisions of the Commitment Letter to which this Schedule II is attached, the applicable margin for Eurodollar Loans and Base Rate Loans shall be as set forth below.

         The applicable margin for Revolving Loans shall be determined based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA of the Borrower and its subsidiaries for the immediately preceding four consecutive fiscal quarters as set forth below; provided that until delivery of the first compliance certificate after the six-month anniversary of the Closing Date, such margin shall be 3.75% for Eurodollar Loans and 2.50% for Base Rate Loans.

    Leverage Ratio         Eurodollar Loans       Base Rate Loans
 --------------------     ------------------     -----------------
  ** 3.50x                       3.75%                 2.50%
  ** 3.00x *** 3.50x             3.50%                 2.25%

  ** 2.50x *** 3.00x             3.25%                 2.00%
 *** 2.50x                       3.00%                 1.75%

         The applicable margin for the Term Loans shall be 3.75% for Eurodollar Loans and 2.50% for Base Rate Loans.

The terms "Base Rate" and "reserve adjusted Eurodollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate ("Eurodollar Loans") shall be customary and appropriate for financings of this type. After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate ("Base Rate Loans") plus an additional 2.00% per annum and shall be payable on demand.

**  denotes more than
*** denotes less than or equal to

                                     ANNEX B

                                SUMMARY OF TERMS
                            SENIOR SUBORDINATED LOANS

Borrower:                               The Equity Investors will form a
                                        corporation (the "Borrower") that will
                                        acquire all of the outstanding stock of
                                        and be merged with and into the Company, with the Company being the surviving corporation and becoming the Borrower under the Senior Credit Facilities. The
                                        Borrower shall be a wholly-owned
                                        subsidiary of a newly-formed holding
                                        company (the "Parent") which Parent will have no assets or business other than holding the stock of the Borrower.

Guarantors:                             The entities defined as Guarantors in
                                        the Summary of Terms, Senior Secured
                                        Credit Facilities will provide
                                        subordinated guaranties of the
                                        Subordinated Loans.

Administrative Agent for the            BNP Paribas (the "Subordinated Agent").
Lenders:


Lenders: BNP Paribas and a syndicate of financial institutions and other accredited investors (the "Subordinated Lenders").

Closing Date:                           The date the initial loans are made
                                        under the Senior Credit Facilities.

Type and Amount::                       $20 million senior subordinated term
                                        loans (the "Subordinated Loans").

Interest Rate:                          [12-14]%.


Additional Compensation:                As additional compensation for making
                                        the Subordinated Loans, the Subordinated
                                        Lenders shall receive 10 year Warrants
                                        exercisable for a percentage of the
                                        common stock of the Parent, on a fully
                                        diluted basis, to provide the
                                        Subordinated Lenders an IRR of no less
                                        than the Investor Target IRR.

                                        The Warrants will be subject to standard anti-dilution provisions, and, pursuant to a warrant registration rights agreement, will have certain piggy-back registration rights.

                                        The Warrants shall be issued upon
                                        funding of the Subordinated Loans.

Investor Target IRR:                    22.0% (inclusive of fees), based upon a
                                        model to be agreed upon, in a
                                        combination of cash interest,
                                        paid-in-kind interest and Warrants to be determined.

Maturity:                               7 Years.


Ranking: The Subordinated Loans are senior subordinated unsecured obligations of the Borrower and will rank pari passu in right of payment with all other senior subordinated indebtedness of the Borrower. The Subordinated Loans will be subordinate to all existing and future senior debt obligations of the Borrower.

Mandatory Prepayments:                  The Borrower will be required to prepay
                                        the Subordinated Loans, at par plus
                                        accrued and unpaid interest, from the
                                        net proceeds (after deduction of, among
                                        other things, mandatory repayments and
                                        permitted reinvestment under the Senior
                                        Credit Facilities) from the incurrence
                                        of any debt or the issuance of any
                                        equity or from asset sales which are
                                        outside of the ordinary course of
                                        business (subject to customary
                                        exceptions, baskets and reinvestment
                                        provisions and other exceptions and
                                        baskets mutually agreed to), by any of
                                        the Borrower or any Guarantor. The
                                        Borrower will also be required to offer
                                        to prepay the Subordinated Loans, at
                                        101% plus accrued and unpaid interest,
                                        upon the occurrence of a change of
                                        control or ownership of the Borrower or
                                        Parent.

Optional Prepayments:                   The Subordinated Loans may be prepaid,
                                        in whole or in part, at the option of
                                        the Borrower, at any time upon 10
                                        business days prior written notice, at
                                        par plus accrued and unpaid interest
                                        thereon plus a premium as set forth
                                        below:

                                          Premium       Year After Closing Date
                                          -------       -----------------------
                                          105%                  First
                                          104%                  Second
                                          103%                  Third
                                          102%                  Fourth
                                          None                  Thereafter

Representations and Warranties:         Customary and appropriate for loans of
                                        this type.

Affirmative Covenants:                  Customary and appropriate for loans of
                                        this type.

Negative Covenants:                     Customary and appropriate for loans of
                                        this type with permitted baskets at
                                        least 25% larger than those contained in the Senior Credit Facilities.

                                        It is likely that the Subordinated Loans will include a combination of the following maintenance covenants (with ratios at least 25% less restrictive than those contained in the Senior Credit Facilities):

                                        1. Minimum interest coverage;

                                        2. Minimum fixed charge coverage; and

                                        3. Maximum leverage.

Events of Default:                      Customary and appropriate for loans for
                                        this type.

Conditions Precedent:                   Identical to those set forth in the
                                        Summary of Proposed Terms for the Senior
                                        Credit Facilities.

Subordination and Standstill            The Subordinated Loans shall be
Provisions:                             subordinate to all senior debt
                                        obligations of the Borrower and shall
                                        contain standard subordination and
                                        standstill provisions for loans of this
                                        type.

Assigments/Participations:              The Subordinate Lenders may assign all
                                        or in acceptable minimum amounts a part
                                        of their shares of the Subordinated
                                        Loans to their affiliates, to other
                                        Subordinated Lenders, or to one or more
                                        financial institutions that are eligible assignee (to be defined) which are acceptable to the Subordinated Agent, such consent not be unreasonably withheld. The Subordinated Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Subordinated Loans.

Governing Law:                          The Borrower will submit to the
                                        non-exclusive jurisdiction and venue of
                                        the federal and state courts of the
                                        State of New York and will waive any
                                        right to trial by jury. New York law
                                        shall govern the definitive agreement.

                                 October 2, 2002

Gryphon Partners II, L.P.                Cadigan Investment Partners
One Embarcadero Center, Suite 2750       712 Fifth Avenue, 45/th/ Floor
San Francisco, CA 94111                  New York, NY 10019


Attention: Jeff Ott and Joshua Donfeld   Attention: Peri Navab and David Luttway


         Re:  Socrates

Gentlemen:

Reference is made to the Commitment Letter dated August 5, 2002 (the "Commitment Letter"; terms defined in the Commitment Letter shall have the same meanings when used herein) with respect to the transaction under consideration by Gryphon Investors, Inc. and Cadigan Investment Partners, Inc. to acquire, through a wholly-owned subsidiary, all of the outstanding shares of a publicly-traded education services company given the code name Socrates. Under the terms of the Commitment Letter, BNP Paribas confirmed its commitment to agent and underwrite a $50.0 million senior secured financing (the "Senior Credit Facilities") and an additional $20.0 million in senior subordinated loans (the "Subordinated Loans" and, together with the Senior Credit Facilities, the "Credit Facilities"), subject to the terms and conditions set forth in the Commitment Letter and in the exhibits thereto.

The purpose of this letter is to notify you that, notwithstanding the provisions of the Commitment Letter:

(a) We understand that the total cash proceeds required to consummate the Transaction will be approximately $110.0 million, which will be provided by the proceeds of the Senior Credit Facilities, the Subordinated Loans, the Equity Financing and the assumption of the Seller Notes, in the approximate amounts set forth in Schedule I attached hereto.

(b) You agree actively to assist the Lead Arranger in completing a syndication satisfactory to it. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending and investment banking relationships of the Credit Parties, (ii) your using reasonable efforts to make certain members of the management of the Credit Parties, as well as its consultants and advisors, available during regular business hours to answer questions regarding the Credit Facilities, (iii) the Credit Parties providing or causing to be provided to us all information reasonably deemed necessary by us to complete syndication and the Credit Parties assisting in the preparation of a confidential information memorandum to be used in connection with the syndication and (iv) the hosting by the Credit Parties of meetings with prospective Lenders. You further agree that BNP Paribas' commitment hereunder is conditioned upon the satisfaction of the foregoing requirements on or before October 31, 2002.

(c) BNP Paribas' willingness to provide the Credit Facilities will terminate on the earliest of (i) the termination of the Acquisition Agreement; (ii) the closing of the Transaction without the use of the Credit Facilities; or (iii) the close of business on January 31, 2003, if the closing of the Transaction has not occurred by such time;

(d) The date on which the initial loans are made under the Senior Credit Facilities shall be not later than January 31, 2002; and

(e) The applicable margin for Revolving Loans shall be determined based on the Leverage Ratio of the Borrower and its subsidiaries for the immediately preceding four consecutive fiscal quarters as set forth below; provided that until delivery of the first compliance certificate after the six-month anniversary of the Closing Date, such margin shall be 4.25% for Eurodollar Loans and 3.00% for Base Rate Loans.

    Leverage Ratio                  Eurodollar Loans            Base Rate Loans
   ** 3.50x                                4.25%                      3.00%
   ** 3.00x *** 3.50x                      4.00%                      2.75%
   ** 2.50x *** 3.00x                      3.75%                      2.50%
  *** 2.50x                                3.50%                      2.25%

         The applicable margin for the Term Loans shall be 4.25% for Eurodollar Loans and 3.00% for Base Rate Loans.

If you are in agreement with the foregoing, please sign and return to BNP Paribas Merchant Banking at 180 Montgomery Street, 4th Floor, San Francisco, California 94104; Attention: Richard S. Cohen, the enclosed copy of this letter no later than 12:00 noon Pacific Standard Time, on October 2, 2002. The Commitment Letter and the Fee Letter shall terminate at such time unless this letter has by such time been executed and delivered by you to us.

                               Very truly yours,

                               BNP PARIBAS

                               By:      /s/ Michael Finkelman
                                        -----------------------
                               Title:   Managing Director
                                        -----------------------

                               By:      /s/ Richard Cohen
                                        -----------------------
                               Title:   Vice President
                                        -----------------------

                               BNP PARIBAS SECURITIES CORP.

                               By:      /s/ Michael Finkelman
                                        -----------------------
                               Title:   Managing Director
                                        -----------------------

                               By:      /s/ Durant D. Schwimmer
                                        -----------------------
                               Title:   Managing Director
                                        -----------------------


AGREED AND ACCEPTED
this 2nd day of October, 2002

GRYPHON PARTNERS II, L.P.

By:     /s/ Jeff Ott
        ---------------------

Date:   10/2/02
        --------------------


CADIGAN INVESTMENT PARTNERS

By:     /s/ David Luttway
        --------------------

Date:   10/2/02
        --------------------

** is greater than.
*** less than or equal to.

                                 SCHEDULE I

                             SOURCES AND USES TABLE
                                 ($ in Millions)


Sources
-------

Term Loan Facilities                                                     $ 35.0
Revolving Credit Facility (Funded at Closing)1                           $  2.0
Senior Subordinated Loans                                                $ 20.0
Assumption of Existing Seller Notes                                      $  1.7
Equity Financing                                                         $ 51.3
                                                                         ------
                                            Total Sources                $110.0

Uses
----
Purchase Price                                                           $ 59.8
Refinance Existing Debt                                                  $ 38.6
Assumption of Existing Seller Notes                                      $  1.7
Other One-Time Costs                                                     $  1.0
Fees and Expenses                                                        $  8.9
                                                                         ------
                                            Total Uses                   $110.0

--------------
1    Total Revolving Credit Facility of $15 million.